Contact: Merilee Raines, Chief Financial Officer, 1-207-556-8155

FOR IMMEDIATE RELEASE

IDEXX Laboratories Announces First Quarter Results

WESTBROOK, Maine, April 24, 2009 — IDEXX Laboratories, Inc. (NASDAQ: IDXX), today reported that revenues for the first quarter of 2009 were $236.5 million compared to $249.1 million for the first quarter of 2008. The decrease in revenues was due primarily to the unfavorable impact of changes in foreign currency exchange rates and the absence of pharmaceutical product sales in the first quarter of 2009, due to the divestiture in the fourth quarter of 2008 of our on-market pharmaceutical products. Organic growth, which is reported revenue growth adjusted to eliminate the effect of changes in foreign currency exchange rates and revenues from businesses acquired or divested subsequent to December 31, 2007, was 3% for the quarter. Earnings per diluted share (“EPS”) were $0.43 for the quarters ended March 31, 2009 and 2008. Non-GAAP diluted EPS grew 5% when compared to first quarter 2008 non-GAAP diluted EPS of $0.41. A reconciliation of non-GAAP diluted EPS to earnings per share is included in the supplementary table provided below.

“I am very satisfied with our performance in the quarter, a time defined by economic uncertainty, global recession and a strong dollar that lowers our international and export revenues as reported in U.S. dollars,” said Jonathan Ayers, Chairman and CEO. “Organic revenue growth of 3% for the company was a bit lower than anticipated, as most of our markets were impacted by the recession to a slightly larger degree than we expected in January. However, our successful focus on operating efficiency and cost control helped to more than offset this slower organic revenue growth.”

“Despite our focus on expense control, we have continued to invest significantly in the development and commercialization of the innovative products and services that are central to our strategy. We made very substantial progress in the post-launch improvements of our new chemistry instrument, Catalyst Dx™, which has continued to improve the customer experience. We placed more instruments in the quarter than expected, and yet still maintained our expected backlog at the quarter end. We expect to exit our controlled launch of the analyzer in the second quarter and enter a period of more aggressive placements. As a result we continue to estimate 2,000 placements for the year.”

“Since our last earnings call, we have also launched an important new cardiac test in our reference laboratories for both dogs and cats. The test, called Cardiopet™ proBNP, is the first blood test that provides the veterinarian with a simple protocol to determine if a pet has a cardiac condition. Cardiopet proBNP is yet another innovative diagnostic tool that we expect will further differentiate our global reference lab offering.”

IDEXX Announces First Quarter Results
April 24, 2009

“Based upon the effects of the economy that we observed in the first quarter and our ability to control expenses during the period, we reduced our revenue outlook somewhat for the year while raising the lower end of our EPS expectations. We believe that our performance demonstrates the fundamental strength of our business model and that we will be well positioned for higher growth when economic conditions improve.”

Revenue Performance

Please refer to the table below entitled “Revenues and Revenue Growth Analysis by Product and Service Categories” in conjunction with the following discussion.

Companion Animal Group. Companion Animal Group (“CAG”) revenues for the first quarter of 2009 were $193.7 million compared to $202.8 million for the first quarter of 2008. The decrease in CAG revenues was due primarily to the unfavorable impact of changes in foreign currency exchange rates and the absence of pharmaceutical product sales in the first quarter of 2009, as noted above. Organic growth, as defined above, of 3% was largely the result of increased sales of laboratory and consulting services, driven by the impact of price increases, and increased IDEXX VetLab® sales, driven by sales of our Catalyst Dx™ chemistry analyzer and SNAPshot Dx™ analyzer, both of which we began shipping to customers at the end of the first quarter of 2008. The impact of higher average unit sales prices for IDEXX VetLab® consumables was largely offset by a decrease in sales volumes. These favorable items were partly offset by a decrease in rapid assay sales, resulting from lower average unit sales prices on canine and feline SNAP® tests due primarily to sales promotions offered within the quarter. SNAP® 3Dx® and SNAP®4Dx® volumes were appreciably higher in the first quarter of 2009 as compared to the first quarter of 2008 as a result of specific sales promotions offered for these products.

Water. Water segment revenues for the first quarter of 2009 were $15.9 million compared to $16.8 million for the first quarter of 2008. The decrease in Water revenues was due primarily to the unfavorable impact of changes in foreign currency exchange rates, which reduced reported revenue by 8%. Organic growth, as defined above, of 3% was due to the favorable impact of higher relative sales volume in countries where products sell at higher average unit sales prices, partly offset by lower sales volumes. Decreased sales volume was due primarily to lower sales volume of our Colilert® products, used to detect total coliforms and E. coli in water, attributable in part to lower sales in certain economically sensitive market segments.

Production Animal Segment. Production Animal Segment (“PAS”) revenues for the first quarter of 2009 were $18.3 million compared to $21.2 million for the first quarter of 2008. The decrease in PAS revenues was due primarily to the unfavorable impact of changes in foreign currency exchange rates, which reduced reported revenue by 10%. Organically, PAS revenue declined by 4% due to lower sales volumes and lower average unit sales prices. Lower sales volumes were due largely to the completion of a bovine viral diarrhea virus (“BVDV”) eradication program. Lower average unit sales prices were due primarily to increased price competition.

IDEXX Announces First Quarter Results
April 24, 2009

Additional Operating Results for the First Quarter

Gross profit for the first quarter of 2009 decreased $5.4 million, or 4%, to $124.4 million from $129.8 million for the first quarter of 2008. As a percentage of total revenue, gross profit increased slightly to 53% from 52% due primarily to the favorable impact of foreign currency hedge contracts and the favorable currency impact of foreign currency denominated expenses, net of the unfavorable impact that strengthening of the U.S. dollar had on sales denominated in foreign currencies, and to the impact of higher selling prices. These net favorable impacts were partly offset by higher costs of instrument service relating to the larger installed base of IDEXX VetLab® instruments.

Research and development (“R&D”) expense for the first quarter of 2009 was $15.9 million, compared to $17.3 million for the first quarter of 2008, representing 7% of revenue in both periods. The decrease in R&D expense was due primarily to the absence of pharmaceutical business R&D spending in the first quarter of 2009.

Selling, general and administrative (“SG&A”) expense for first quarter of 2009 was $70.1 million compared to $73.8 million for the first quarter of 2008, representing 30% of revenue in both periods. The decrease in SG&A expense resulted primarily from the favorable impact of exchange rates on foreign currency denominated expenses, the absence of pharmaceutical business SG&A spending in the first quarter of 2009, and lower spending on sales commissions, partly offset by higher personnel costs due, in part, to the addition of customer service, marketing and sales personnel.

Supplementary Analysis of Results

The accompanying financial tables provide more information concerning our revenue and other operating results for the three months ended March 31, 2009, as well as a reconciliation of non-GAAP diluted EPS to earnings per share.

Outlook for 2009

The Company provides the following updated guidance for the full year of 2009. This guidance reflects an assumption that the value of the U.S. dollar relative to other currencies will remain at its current level for the balance of 2009. Fluctuations in foreign currency exchange rates from current levels could have a significant positive or negative impact on our actual results of operations in 2009.

IDEXX Announces First Quarter Results
April 24, 2009

•
Revenues are expected to be approximately $1.0 billion, which represents a change in reported revenues of -2% compared to 2008 revenues and organic revenue growth of approximately 5%. This guidance is down from the previous guidance of $1.02 to $1.04 billion provided in January 2009, driven by a lower organic growth rate assumption reflecting our assumption that the economic conditions that we experienced in the first quarter — slightly worse than we anticipated in January — will continue throughout the year.

•
Diluted EPS are expected to be between $1.86 to $1.90 as compared to previous guidance of $1.84 to $1.90, reflecting the benefit of our continued focus on operational efficiency and expense management in an environment of lower organic revenue growth.

•	Free cash flow is expected to be approximately 100% of net income.

Conference Call and Webcast Information

IDEXX Laboratories will be hosting a conference call today at 9:00 a.m. (eastern) to discuss its first quarter results. To participate in the conference call, dial 800-230-1059 or 612-288-0329 and reference confirmation code 996071. An audio replay will be available through May 1, 2009 by dialing 320-365-3844 and referencing replay code 996071.

The call will also be available via live or archived Webcast on the IDEXX Laboratories' web site at www.idexx.com.

Annual Meeting

IDEXX Laboratories, Inc. today announced that it will host a simultaneous Webcast of its Annual Meeting of Stockholders, to be held on Wednesday, May 6, 2009, at 10:00 a.m. (eastern) at the Portland Marriott at Sable Oaks in South Portland, Maine.

Chairman and CEO, Jonathan Ayers will chair the meeting. Investors may listen to the Annual Meeting and view a presentation live via a link on the Company’s web site, www.idexx.com. An archived edition of the meeting will be available after 1:00 p.m. (eastern) on that day via the same link.

About IDEXX Laboratories

IDEXX Laboratories, Inc. is a leader in pet healthcare innovation, serving practicing veterinarians around the world with a broad range of diagnostic and information technology-based products and services. IDEXX products enhance the ability of veterinarians to provide advanced medical care, improve staff efficiency and to build more economically successful practices. IDEXX is also a worldwide leader in providing diagnostic tests and information for the production animal industry and tests for the quality and safety of water and milk. Headquartered in Maine, IDEXX Laboratories employs more than 4,700 people and offers products to customers in over 100 countries.

IDEXX Announces First Quarter Results
April 24, 2009

Note Regarding Forward-Looking Statements

This press release contains statements about the Company’s business prospects and estimates of the Company’s financial results for future periods that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management's expectations of future events as of the date of this press release, and the Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments. Actual results could differ materially from management’s expectations. Factors that could cause or contribute to such differences include the following: the Company’s ability to develop, manufacture, introduce and market new products and enhancements to existing products; the impact of a weak economy on demand for the Company’s products and services; the impact of changes and disruptions in financial and currency markets; the effectiveness of the Company’s sales and marketing activities; disruptions, shortages or pricing changes that affect the Company’s purchases of products and materials from third parties, including from sole source suppliers; the Company’s ability to identify acquisition opportunities, complete acquisitions and integrate acquired businesses; the impact of competition, technological change, and veterinary hospital consolidation on the markets for the Company’s products; the Company’s ability to manufacture complex biologic products; the effect of government regulation on the Company’s business, including government decisions about whether and when to approve the Company’s products and decisions regarding labeling, manufacturing and marketing products; the impact of distributor purchasing decisions on sales of the Company’s products that are sold through distribution; changes or trends in veterinary medicine that affect the rate of use of the Company’s products and services by veterinarians; the Company’s ability to obtain patent and other intellectual property protection for its products, successfully enforce its intellectual property rights and defend itself against third party claims against the Company; the effects of operations outside the U.S., including  from currency fluctuations, different regulatory, political and economic conditions, and different market conditions; and the loss of key employees. A further description of these and other factors can be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2008, in the section captioned "Risk Factors.”

IDEXX Announces First Quarter Results
April 24, 2009

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Statement of Operations
Amounts in thousands except per share data (Unaudited)

		Three Months Ended
		March 31,	March 31,
		2009	2008
Revenue:	Revenue	$236,455	$249,074
Expenses and
Income:	Cost of revenue	112,022	119,238
	Gross profit	124,433	129,836
	Sales and marketing	40,985	44,001
	General and administrative	29,068	29,821
	Research and development	15,939	17,295
	Income from operations	38,441	38,719
	Interest expense, net	396	485
	Income before provision for income taxes	38,045	38,234
	Provision for income taxes	11,974	10,683
Net Income:	Net income	$26,071	$27,551
	Earnings per share: Basic	$0.44	$0.45
	Earnings per share: Diluted	$0.43	$0.43
	Shares outstanding: Basic	59,172	60,865
	Shares outstanding: Diluted	60,606	63,558

IDEXX Laboratories, Inc. and Subsidiaries
Key Operating Information (Unaudited)

		Three Months Ended
		March 31,	March 31,
		2009	2008
Key Operating	Gross profit	52.6%	52.1%
Ratios (as a	Sales, marketing, general and administrative expense	29.6%	29.6%
percentage of revenue):	Research and development expense	6.7%	6.9%
	Income from operations (1)	16.3%	15.5%

International	International revenue (in thousands)	$90,412	$103,328
Revenue:	International revenue as a percentage of total revenue	38.2%	41.5%

(1) The sum of individual items may not equal the total due to rounding.

IDEXX Announces First Quarter Results
April 24, 2009

IDEXX Laboratories, Inc. and Subsidiaries
Non-GAAP Financial Measures
Amounts in thousands except per share data (Unaudited)

	Three Months Ended
			Income from				Earnings per Share
	Gross Profit		Operations		Net Income		Diluted
	March 31,	March 31,	March 31,	March 31,	March 31,	March 31,	March 31,	March 31,
	2009	2008	2009	2008	2009	2008	2009	2008

GAAP measurement	$124,433	$129,836	$38,441	$38,719	$26,071	$27,551	$0.43	$0.43
% of revenue	52.6%	52.1%	16.3%	15.5%	11.0%	11.1%
Discrete income tax benefits(1)	-	-	-	-		(1,472)	-	(0.02)
Non-GAAP comparative measurements(2)	$124,433	$129,836	$38,441	$38,719	$26,071	$26,079	$0.43	$0.41
% of revenue	52.6%	52.1%	16.3%	15.5%	11.0%	10.5%

Management believes adjusted diluted EPS is a useful non-GAAP financial measure to evaluate the results of ongoing operations, excluding significant specified events, period over period, and therefore believes that investors may find this information useful in addition to the GAAP results.

We use these supplemental non-GAAP financial measures to evaluate the Company's comparative financial performance. The specified items that are excluded in these non-GAAP measures are actual charges and benefits that impact net income and cash flows, however, we believe that it is useful to evaluate our core business performance period over period excluding these specified items, in addition to relying upon GAAP financial measures.

(1) We believe that certain significant discrete income tax items create impacts on financial measures that are not indicative of future performance because the items are not likely to recur within a reasonable period. For 2008, the separately identified discrete income tax benefit was due to a reduction in international deferred tax liabilities due to lower anticipated international tax rates.

(2) The sum of the individual items may not equal the non-GAAP measurement due to rounding of the individual items in this presentation.

IDEXX Announces First Quarter Results
April 24, 2009

IDEXX Laboratories, Inc. and Subsidiaries
Segment Information
Amounts in thousands (Unaudited)

		Three Months Ended
		March 31,	March 31,
		2009	2008
Revenue:	CAG	$193,692	$202,791
	Water	15,851	16,816
	PAS	18,266	21,162
	Other	8,646	8,305
	Total	$236,455	$249,074

Gross Profit:	CAG	$96,442	$101,554
	Water	11,156	10,315
	PAS	13,108	14,233
	Other	3,548	3,558
	Unallocated	179	176
	Total	$124,433	$129,836

Income (Loss) from
Operations:	CAG	$29,079	$29,124
	Water	7,312	6,270
	PAS	4,950	5,828
	Other	129	242
	Unallocated	(3,029)	(2,745)
	Total	$38,441	$38,719

Gross Profit
(as a percentage
of revenue):	CAG	49.8%	50.1%
	Water	70.4%	61.3%
	PAS	71.8%	67.3%
	Other	41.0%	42.8%

Income from
Operations
(as a percentage
of revenue):	CAG	15.0%	14.4%
	Water	46.1%	37.3%
	PAS	27.1%	27.5%
	Other	1.5%	2.9%

IDEXX Announces First Quarter Results
April 24, 2009

IDEXX Laboratories, Inc. and Subsidiaries
Revenues and Revenue Growth Analysis by Product and Service Categories
Amounts in thousands (Unaudited)

	Three Months Ended
Net Revenue	March 31, 2009	March 31, 2008	Dollar Change	Percentage Change	Percentage Change from Currency (1)	Percentage Change from Acquisitions / Divestitures (2)	Percentage Change Net of Acquisitions/ Divestitures and Currency Effect (3)

CAG	$193,692	$202,791	$(9,099)	(4.5)%	(6.0)%	(1.6)%	3.1%
Water	15,851	16,816	(965)	(5.7)%	(8.3)%	-	2.6%
PAS	18,266	21,162	(2,896)	(13.7)%	(9.7)%	-	(4.0)%
Other	8,646	8,305	341	4.1%	(1.8)%	-	5.9%
Total	$236,455	$249,074	$(12,619)	(5.1)%	(6.4)%	(1.3)%	2.6%

	Three Months Ended
Net CAG Revenue	March 31, 2009	March 31, 2008	Dollar Change	Percentage Change	Percentage Change from Currency (1)	Percentage Change from Acquisitions / Divestitures (2)	Percentage Change Net of Acquisitions/ Divestitures and Currency Effect (3)

Instruments and consumables	$72,235	$75,610	$(3,375)	(4.5)%	(7.3)%	-	2.8%
Rapid assay products	37,677	38,711	(1,034)	(2.7)%	(1.7)%	-	(1.0)%
Laboratory and consulting services	68,692	70,107	(1,415)	(2.0)%	(7.8)%	-	5.8%
Practice information management systems and digital radiography	15,034	15,025	9	0.1%	(3.0)%	-	3.1%
Pharmaceutical products	54	3,338	(3,284)	(98.4)%	-	(100.0)%	1.6%
Net CAG revenue	$193,692	$202,791	$(9,099)	(4.5)%	(6.0)%	(1.6)%	3.1%

(1) Represents the percentage change in revenue attributed to the effect of changes in currency rates from the three months ended March 31, 2009 to the three months ended March 31, 2008.

(2) Represents the percentage change in revenue during the three months ended March 31, 2009 compared to the three months ended March 31, 2008 attributed to incremental revenues from businesses acquired or revenues lost from businesses divested subsequent to December 31, 2007.

(3) Organic growth

IDEXX Announces First Quarter Results
April 24, 2009

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Balance Sheet
Amounts in thousands (Unaudited)

		March 31,	December 31,
		2009	2008
Assets:	Current Assets:
	Cash and cash equivalents	$86,295	$78,868
	Accounts receivable, net	115,253	111,498
	Inventories	123,575	115,926
	Other current assets	42,660	49,598
	Total current assets	367,783	355,890
	Property and equipment, at cost	322,949	320,198
	Less: accumulated depreciation	136,241	130,552
	Property and equipment, net	186,708	189,646
	Other long-term assets, net	216,013	219,901
	Total assets	$770,504	$765,437
Liabilities and
Stockholders’
Equity:	Current Liabilities:
	Accounts payable	$23,541	$28,006
	Accrued expenses	91,477	104,616
	Debt	166,294	151,385
	Deferred revenue	10,831	11,285
	Total current liabilities	292,143	295,292
	Long-term debt, net of current portion	4,896	5,094
	Other long-term liabilities	27,637	26,857
	Total long-term liabilities	32,533	31,951

	Stockholders’ Equity:
	Common stock	9,563	9,539
	Additional paid-in capital	553,446	547,692
	Deferred stock units	4,146	3,647
	Retained earnings	728,102	702,031
	Treasury stock, at cost	(846,448)	(830,390)
	Accumulated other comprehensive income (loss)	(2,981)	5,675
	Total stockholders’ equity	445,828	438,194
	Total liabilities and stockholders’ equity	$770,504	$765,437

IDEXX Laboratories, Inc. and Subsidiaries
Key Balance Sheet Information (Unaudited)

		March 31,	December 31,	March 31,
		2009	2008	2008
Key
Balance Sheet	Days sales outstanding	43.8	41.9	42.6
Information:	Inventory turns	1.6	2.0	2.0

IDEXX Announces First Quarter Results
April 24, 2009

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Statement of Cash Flows
Amounts in thousands (Unaudited)

		Three Months Ended
		March 31,	March 31,
		2009	2008
Operating:	Cash Flows from Operating Activities:
	Net income	$26,071	$27,551
	Non-cash charges	17,427	11,282
	Changes in current assets and liabilities, net of acquisitions	(30,874)	(41,622)
	Net cash provided (used) by operating activities	$12,624	$(2,789)
Investing:	Cash Flows from Investing Activities:
	Purchase of property and equipment	(9,114)	(17,049)
	Proceeds from disposition of pharmaceutical product lines	1,377	-
	Proceeds from sale of property and equipment	1,046	-
	Acquisition of businesses and intangible assets	-	(7,533)
	Acquisition of equipment leased to customers	(188)	(226)
	Net cash used by investing activities	$(6,879)	$(24,808)
Financing:	Cash Flows from Financing Activities:
	Borrowings on revolving credit facilities, net	15,019	67,942
	Payment of other notes payable	(190)	(177)
	Purchase of treasury stock	(14,986)	(51,355)
	Proceeds from the exercise of stock options and employee stock purchase plans	3,281	5,974
	Tax benefit from exercise of stock options and vesting of restricted stock units	161	2,384
	Net cash provided by financing activities	$3,285	$24,768
	Net effect of exchange rate changes	(1,603)	2,689
	Net increase (decrease) in cash and cash equivalents	7,427	(140)
	Cash and cash equivalents, beginning of period	78,868	60,360
	Cash and cash equivalents, end of period	$86,295	$60,220

IDEXX Laboratories, Inc. and Subsidiaries
Free Cash Flow
Amounts in thousands (Unaudited)
		Three Months Ended
		March 31,	March 31,
		2009	2008
Free Cash
Flow:	Net cash provided (used) by operating activities	$12,624	$(2,789)
	Financing cash flows attributable to tax benefits from exercise of stock options	161	2,384
	Purchase of fixed assets	(9,114)	(17,049)
	Acquisition of equipment leased to customers	(188)	(226)
	Free cash flow	$3,483	$(17,680)

Free cash flow indicates the cash generated from operations and tax benefits attributable to stock option exercises, reduced by investments in fixed assets. We feel free cash flow is a useful measure because it indicates the cash the operations of the business are generating after appropriate reinvestment for recurring investments in fixed assets that are required to operate the business.  We believe this is a common financial measure useful to further evaluate the results of operations.

IDEXX Announces First Quarter Results
April 24, 2009

IDEXX Laboratories, Inc. and Subsidiaries
Common Stock Repurchases
Amounts in thousands except per share data (Unaudited)
	Three Months Ended
	March 31,	March 31,
	2009	2008

Share repurchases during the period	468	950
Average price paid per share	$32.05	$54.03

Shares remaining under repurchase authorization as of March 31, 2009	3,745